Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715 - 1041	Corporate Communications
(800) 225 - 3384	(978) 715 - 1043
Geoffrey_Helliwell@Millipore.com	(800) 225 - 3384
Thomas_Anderson@Millipore.com

Millipore Revenues Up 9 Percent in Second Quarter, 11 Percent for First Half of 2005

Billerica, Massachusetts, July 19, 2005 – Millipore Corporation (NYSE/MIL) announced today that its second quarter revenues were $245 million, up 9 percent from the same period of 2004. In constant currency, revenue growth was 6 percent. For the first half of the year, revenues were $495 million, up 11 percent. In constant currency, growth was 8 percent for the first half of the year.

Second quarter earnings were $0.47 per share, compared with $0.57 per share last year. Included in the results for the quarter were pretax expenses of $3.8 million related to executive transition agreements, $3.2 million of division reorganization costs and manufacturing consolidation costs of $2.6 million. Excluding these items, non-GAAP earnings for the quarter would have been $0.59 per share. Included in the results for the second quarter of 2004 were $1.7 million related to executive transition agreements. Excluding these costs non-GAAP earnings for the second quarter of 2004 would have been $0.59 per share.

Martin D. Madaus, Millipore’s Chairman and CEO, commented. “We are very pleased with the progress made in delivering another solid quarter, completely in line with our expectations and projections.”

He added: “Our prospects are excellent. We are implementing the new growth strategy for Millipore that we presented to analysts and investors on June 29th. Since that meeting we have announced two acquisitions that strengthen our position in the bioprocess market with new services and new product offerings. We are also continuing efforts to consolidate our manufacturing plants and accelerate R&D innovation. We’re off to a great start.”

Millipore’s second quarter revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	Q2 2005	Q2 2004	% Growth	% Growth Local Currency
Americas	$104	$97	7%	5%
Europe	98	88	13%	8%
Asia/Pacific	43	40	7%	4%

Total	$245	$225	9%	6%

Millipore’s second quarter revenue growth by division was as follows ($’s in millions):

Revenues by Division	Q2 2005	Q2 2004	% Growth	% Growth Local Currency
Bioscience	$97	$91	6%	3%
Bioprocess	148	134	11%	8%

Total	$245	$225	9%	6%

Use of Non-GAAP Financial Measures

In addition to analyzing U.S. GAAP financial results, management also analyzes “non-GAAP” financial measures as we believe these measures may allow for a better understanding of the underlying business trends. “Constant currency” is a non-GAAP measure whereby foreign currency balances are translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2005, thus excluding the impact of fluctuations in the actual foreign currency rates. Non-GAAP earnings per share reflect U.S. GAAP results, translated at actual rates of exchange and adjusted for unusual or non-operating items.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, July 19, 2005 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a leading bioprocess and bioscience products and services company, organized into two divisions. The Bioprocess division offers solutions that optimize development and manufacturing of biologics. The Bioscience division provides high performance products and application insights that improve laboratory productivity. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company employs approximately 4,500 people worldwide and posted revenues of $883 million in 2004.

For additional information on Millipore Corporation, please visit its website at: www.millipore.com

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience and bioprocess markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$244,964	$224,668	$495,142	$447,137
Cost of sales	116,125	103,241	230,228	204,151

Gross profit	128,839	121,427	264,914	242,986

Selling, general and administrative expenses	80,550	66,976	157,983	134,758
Research and development expenses	17,341	16,037	33,414	32,034

Operating income	30,948	38,414	73,517	76,194

Interest income	633	225	1,308	641
Interest expense	(1,755)	(2,101)	(3,589)	(4,979)

Income before income taxes	29,826	36,538	71,236	71,856
Provision for income taxes	5,849	8,044	14,959	16,167

Net income	$23,977	$28,494	$56,277	$55,689

Diluted income per share	$0.47	$0.57	$1.11	$1.11

Diluted weighted average shares outstanding	50,707	50,305	50,525	50,092

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 2, 2005	December 31, 2004
Assets

Cash and cash equivalents	$167,080	$152,144
Accounts receivable, net	188,140	181,911
Inventories	135,174	143,714
Deferred income taxes	45,520	54,247
Other current assets	10,511	8,840

Total current assets	546,425	540,856

Property, plant and equipment, net	342,417	351,004
Deferred income taxes	96,521	85,197
Intangible assets, net	18,218	19,584
Goodwill	9,433	9,433
Other assets	6,661	7,745

Total assets	$1,019,675	$1,013,819

Liabilities and shareholders’ equity

Accounts payable	$62,443	$66,970
Other current liabilities	103,068	96,040

Total current liabilities	165,511	163,010

Long-term debt	105,000	147,000
Other liabilities	59,864	64,959
Shareholders’ equity	689,300	638,850

Total liabilities and shareholders’ equity	$1,019,675	$1,013,819

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041